Exhibit 10.2

Execution Version

SECOND AMENDMENT TO

AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT

This SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT (this “Amendment”), dated as of August       , 2022, is by and among RAMACO RESOURCES, INC., a Delaware corporation, RAMACO DEVELOPMENT, LLC, a Delaware limited liability company, RAM MINING, LLC, a Delaware limited liability company, RAMACO COAL SALES, LLC, a Delaware limited liability company, RAMACO RESOURCES, LLC, a Delaware limited liability company and RAMACO RESOURCES LAND HOLDINGS, LLC, a Delaware limited liability company (collectively, “Borrower”), the lenders party hereto (collectively, the “Lenders”), and KEYBANK NATIONAL ASSOCIATION, a national banking association, as the Administrative Agent, Collateral Agent, a Lender, and the Issuer (“Agent”).

BACKGROUND

A.Borrower, the Lenders party thereto and Agent entered into that certain Amended and Restated Credit and Security Agreement dated as of October 29, 2021 (as amended, and as may be further amended, modified, extended, or restated from time to time, the “Agreement”), pursuant to which Agent and the Lenders extended certain financing accommodations to Borrower.

B.The parties hereto have agreed to modify the terms and conditions of the Agreement as more fully set forth herein.

C.Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Agreement.

NOW THEREFORE, in consideration of the terms, conditions and covenants set forth below, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties, intending to be legally bound hereby, promise and agree as follows:

1.Amendment to Section 1.2 (New Definitions).  Section 1.2 of the Agreement is hereby amended by adding the following definitions thereto in proper alphabetical order:

“Permitted Maben Acquisition” shall mean the Acquisition by Ramaco Development, LLC of all of the Equity Interests in and to Maben Coal LLC, a Delaware limited liability company, all in accordance with, and pursuant to the terms of, the Permitted Maben Acquisition Documents for an aggregate purchase price not to exceed $30,000,000.

“Permitted Maben Acquisition Documents” shall mean (a) the Permitted Maben Purchase Agreement and (b) any other agreements, documents or instruments delivered in connection therewith, each either existing as of the Second Amendment Effective Date or required under the Permitted Maben Purchase Agreement.

“Permitted Maben Purchase Agreement” shall mean that certain Securities Purchase Agreement (including the exhibits and schedules thereto), dated as of August       , 2022, by and between Appleton Coal LLC, a Delaware limited liability company and Ramaco Development, LLC.

“Permitted Maben Acquisition Indebtedness” shall mean that certain Indebtedness owing from Ramaco Development, LLC to Investec Bank PLC or its affiliate, in a principal amount equal to $21,000,000 with interest thereon, pursuant to the Permitted Maben Purchase Agreement and the related loan documents.

“Second Amendment Effective Date” shall mean August       , 2022.

2.Amendment to Section 1.2 (Existing Definitions).  Section 1.2 of the Agreement is hereby amended by deleting the following definitions in their entirety and replacing them with the following:

“Excluded Capital Expenditures” shall mean Capital Expenditures not funded by Indebtedness made by the Borrowers, which shall include (a) up to an additional $2,000,000 per fiscal quarter for each fiscal quarter ending on March 31, 2021 through and including December 31, 2021, until an aggregate of $8,000,000 is excluded hereunder, plus (b) all or any portion of the purchase price paid by any Borrower for the acquisition of the assets of the Permitted Coronado Acquisition or for the acquisition of the Equity Interests of the Permitted Ramaco Coal Acquisition and of the Permitted Maben Acquisition.

“Fixed Charge Coverage Ratio” shall mean and include, with respect to any fiscal period, the ratio of (a) EBITDA less (i) total Capital Expenditures, provided that total Capital Expenditures will be reduced by (A) Excluded Capital Expenditures and (B) Capital Expenditures funded by Indebtedness less (ii) taxes paid in cash, less (iii) dividends and distributions paid in cash, in each case, of the Borrowers and their Subsidiaries calculated on a consolidated basis with respect to such period to (b) Fixed Charges.  Notwithstanding the foregoing, the Borrowers shall be permitted to exclude documented non-recurring fees, cash charges or other expenses incurred and paid by the Borrower (x) in an amount not to exceed $5,000,000 incurred on or prior to the First Amendment Effective Date in connection with the Permitted Ramaco Coal Acquisition, and (y) in an amount not to exceed $9,000,000 incurred on or prior to the Second Amendment Effective Date in connection with the Permitted Maben Acquisition; provided that, upon the Agent’s request, the Borrower shall provide documentation (in form and substance satisfactory to the Agent) supporting such exclusions.

“Fixed Charges” shall mean, with respect to any fiscal period, the sum of (a) interest expense paid in cash (other than interest expense related to the Permitted Ramaco Coal Acquisition Indebtedness) plus (b) scheduled principal payments on Indebtedness (other than scheduled principal payments related to the Permitted Ramaco Coal Acquisition Indebtedness or to the Permitted Maben Acquisition Indebtedness so long as such payments are made in accordance with the terms of Section 7.18(b)), plus (c) optional prepayments of principal on Indebtedness (other than optional prepayments of principal related to the Permitted Ramaco Coal Acquisition Indebtedness or to the Permitted Maben Acquisition Indebtedness so long as such payments are made in accordance with the terms of Section 7.18(b)) unless otherwise approved by the Agent in its sole discretion, in each case, of the Borrowers and their Subsidiaries calculated on a consolidated basis and with respect to such period.

“Permitted Encumbrances” shall mean (a) Liens in favor of the Agent for the benefit of the Agent, the Lenders and the Issuer; (b) Liens for taxes, assessments or other governmental Charges that (i) are not delinquent or (ii) are being contested in good faith by appropriate proceedings that stay the enforcement of such Liens and with respect to which proper reserves have been taken by the Loan Parties in accordance with GAAP; (c) deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance or general liability or product liability insurance; (d) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, performance bonds, surety and appeal bonds and other obligations of like nature arising in the ordinary course of any Loan Party’s business; (e) mechanics, workers, materialmen’s, warehousemen’s, common carriers, landlord’s or other like Liens arising in the ordinary course of any Loan Party’s business with respect to obligations which are not more than 60 days past due or which are being contested in good faith by the applicable Loan Party; (f) Liens (including purchase money Liens) placed upon personal property (including equipment) and real estate assets created to secure a portion of the purchase price thereof or created to secure obligations in respect of capitalized leases, provided that any such Lien shall not encumber any other property of the Loan Parties other than insurance and other proceeds of such personal property and real estate; (g) zoning restrictions, easements, encroachments, rights of way, restrictions, leases, licenses, restrictive covenants and other similar title exceptions or Liens affecting Real Property, none of which materially impairs the use of such Real Property or the value thereof, and none of which is violated in any material respect by existing or supporting structures or land use; (h) attachment and judgment liens which do not constitute an Event of Default under Section 10.6; (i) Liens disclosed on Schedule 1.2(b) provided that the principal amount secured thereby is not hereafter increased, and no additional assets become subject to such Lien; (j) Liens in favor of Ramaco Coal Holdings, LLC on the Equity Interests of Ramaco Coal, LLC, provided that any such Lien shall not encumber any other property of the Loan Parties other than the Equity Interests of Ramaco Coal, LLC; (k) Liens in favor of Investec Bank PLC or its affiliate on the Equity Interests of Maben Coal LLC, provided that any such Lien shall not encumber any other property of the Loan Parties other than the Equity Interests of Maben Coal LLC; (l) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in this definition, provided that the principal amount secured thereby is not hereafter increased, and no additional assets become subject to such Lien, or (m) overriding royalties in favor of a sublessor, assignor or seller of assets.

“Subsidiary” shall mean a corporation or other entity whose shares of stock or other ownership interests having ordinary voting power (other than stock or other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person; provided that, Ramaco Coal, LLC, a Delaware limited liability company, and any of its direct or indirect subsidiaries, and Maben Coal LLC, a Delaware limited liability company, and any of its direct or indirect subsidiaries, shall not be considered a “Subsidiary” under this Agreement.

3.Amendment to Section 1.2 (Definition of “Collateral”). The last sentence in the definition of “Collateral” contained in Section 1.2 of the Agreement is hereby amended by deleting such sentence in its entirety and replacing it with the following:

It is expressly understood that Collateral does not include (i) any owned or leased Real Property of any Borrower or any improvements thereto or Fixtures thereon, and (ii) any Equity Interests in or of, or any property or assets owned or held by, (A) Ramaco Coal, LLC, a Delaware limited liability company, or any of its direct or indirect subsidiaries, and (B) Maben Coal LLC, a Delaware limited liability company, or any of its direct or indirect subsidiaries.

4.Amendment to Section 7.1 (Merger, Consolidation, Acquisition and Sale of Assets).  Section 7.1 of the Agreement is hereby amended by deleting subsection (a) in its entirety and replacing it with the following:

(a)enter into any Acquisition (other than a Permitted Acquisition, the Permitted Coronado Acquisition, the Permitted Ramaco Coal Acquisition and the Permitted Maben Acquisition), merger, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or stock of any Person or permit any other Person to consolidate with or merge with it.

5.Amendment to Section 7.4 (Investments).  Section 7.4 of the Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

7.4 Investments. Purchase, hold, acquire or invest in the obligations or stock of, or any other interest in, or make or permit to exist any investment or any other interest in (including any option, warrant or other right to acquire any of the foregoing) any Person, except (a) the Acquisition of Equity Interests of Ramaco Coal, LLC in the Permitted Ramaco Coal Acquisition, (b) the Acquisition of Equity Interests of Maben Coal LLC in the Permitted Maben Acquisition (c) investments existing on the Closing Date and set forth on Schedule 7.4, (d) obligations issued or guaranteed by the United States of America or any agency thereof, (e) commercial paper with maturities of not more than one hundred eighty (180) days and a published rating of not less than A-1 or P-1 (or the equivalent rating), (f) certificates of time deposit and bankers’ acceptances having maturities of not more than one hundred eighty (180) days and repurchase agreements backed by United States government securities of a commercial bank if (i) such bank has a combined capital and surplus of at least $500,000,000, or (ii) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency, or (g) U.S. money market funds (i) rated AAA by Standard & Poors, Inc. or with an equivalent rating from Moody’s Investors Service, Inc., or (ii) that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof.

6.Amendment to Section 7.5 (Loans).  Section 7.5 of the Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

7.5 Loans. Make advances, loans or extensions of credit to any Person (other than another Loan Party), including any Subsidiary or Affiliate, except (i) with respect to the extension of commercial trade credit in connection with the sale of Inventory in the ordinary course of its business, and (ii) any advance, loan, or extension of credit to Ramaco Coal, LLC, a Delaware limited liability company, and any of its direct or indirect subsidiaries, or to Maben Coal LLC, a Delaware limited liability company, and any of its direct or indirect subsidiaries, so long as the Revolving Exposure for Revolving Loans but not for Letter of Credit Exposure equals $0 both before and after any advance, loan or extension of credit.

7.Amendment to Section 7.8 (Indebtedness).  Section 7.8 of the Agreement is hereby amended by adding the following new subsection (h) thereto:

(h)the Permitted Maben Acquisition Indebtedness.

8.Amendment to Section 7.18 (Prepayment of Indebtedness).  Section 7.18 of the Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

7.18Prepayment of Indebtedness; Permitted Ramaco Coal Acquisition Indebtedness; Permitted Maben Acquisition Indebtedness.

(a)At any time, directly or indirectly, prepay any Indebtedness (other than (i) to the Agent, the Lenders or the Issuer, (ii) payment of rentals, royalties, trade payables or similar items in the ordinary course of business, or (iii) prepayments on the Permitted Ramaco Coal Acquisition Indebtedness or the Permitted Maben Acquisition Indebtedness permitted pursuant to subsection (b) below) or repurchase, redeem, retire or otherwise acquire any Indebtedness of any Loan Party (other than to the Agent, the Lenders or the Issuer).

(b)Make any principal payment with respect to the Permitted Ramaco Coal Acquisition Indebtedness or the Permitted Maben Acquisition Indebtedness; provided, however, that (i) with regard to the Permitted Ramaco Coal Acquisition Indebtedness, the Borrower may pay, regularly scheduled payments of principal and prepayments of principal so long as (x) no Default or Event of Default shall exist both immediately prior to and after giving effect to such payment, and (y) Excess Availability exceeds fifty percent (50%) of the Aggregate Revolving Commitment immediately preceding such payment and after giving effect to such payment, and (ii) with regard to the Permitted Maben Acquisition Indebtedness, (x) the Borrower may make regularly scheduled payments of principal and interest so long as no Event of Default shall exist both immediately prior to and after giving effect to such payment, and (y) the Borrower may make prepayments of principal (and any accrued interest) so long as (i) no Default or Event of Default shall exist both immediately prior to and after giving effect to such payment, and (ii) Excess Availability exceeds fifty percent (50%) of the Aggregate Revolving Commitment immediately preceding such payment and after giving effect to such payment.

9.Amendment to Section 10.7 (Insolvency and Related Proceedings).  Section 10.7 of the Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

10.7 Insolvency and Related Proceedings. Any Loan Party or any Affiliate (other than (i) Ramaco Coal, LLC, a Delaware limited liability company, and any of its direct or indirect subsidiaries, and (ii) Maben Coal LLC, a Delaware limited liability company, and any of its direct or indirect subsidiaries) or Subsidiary thereof shall (a) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (b) make a general assignment for the benefit of creditors, (c) admit in writing its inability, or be generally unable to pay its debts as they become due or cease operations of its present business, (d) commence a voluntary case under any state or Federal bankruptcy laws (as now or hereafter in effect), (e) be adjudicated a bankrupt or insolvent, (f) file a petition seeking to take advantage of any other law providing for the relief of debtors, (g) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (h) take any action for the purpose of effecting any of the foregoing;

10.Amendment to Section 10.10 (Breach of Material Business Agreements).  Section 10.10 of the Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

10.10 Breach of Material Business Agreements. A default of the obligations of any Loan Party under any Material Business Agreement to which it is a party shall not be cured within any applicable cure period if such default could reasonably be expected to have a Material Adverse Effect, provided that the following shall not be an Event of Default under this Section: (a) the occurrence of a “Deferred Purchase Price Trigger Date” under Section 1.02(b)(i) of the Unit Purchase Agreement dated as of February 23, 2022, by and among Ramaco Coal Holdings, LLC, a Delaware limited liability company, Ramaco Coal, LLC, a Delaware limited liability company, Ramaco Development, LLC, a Delaware limited liability company and Ramaco Resources, Inc., and the subsequent payment of principal and “Penalty Interest” by “Buyer” under such Section 1.02(b)(i), and (b)  the occurrence of a “Purchaser Default” under Section 4.9 of the Securities Purchase Agreement dated August       , 2022, by and among Appleton Coal LLC, a Delaware limited liability company, and Ramaco Development, LLC;

11.Amendment to Section 10.11 (Cross Default; Cross Acceleration).  Section 10.11 of the Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

10.11Cross Default; Cross Acceleration.  Any Loan Party shall (a) default in any payment of principal of or interest on any Indebtedness with an outstanding principal amount in excess of $250,000 beyond any period of grace with respect to such payment or (b) default beyond any period of grace in the observance of any other covenant, term or condition contained in any agreement or instrument pursuant to which such Indebtedness with an outstanding principal amount in excess of $250,000 is created, secured or evidenced, if the effect of such default is to permit the acceleration of any such Indebtedness (whether or not such right shall have been waived); provided that the following shall not be an Event of Default under this Section: (x) the occurrence of a “Deferred Purchase Price Trigger Date” under Section 1.02(b)(i) of the Unit Purchase Agreement dated as of February 23, 2022, by and among Ramaco Coal Holdings, LLC, a Delaware limited liability company, Ramaco Coal, LLC, a Delaware limited liability company, Ramaco Development, LLC, a Delaware limited liability company and Ramaco Resources, Inc., and the subsequent payment of principal and “Penalty Interest” by “Buyer” under such Section 1.02(b)(i), and (y)the occurrence of a “Purchaser Default” under Section 4.9 of the Securities Purchase Agreement dated August       , 2022, by and among Appleton Coal LLC, a Delaware limited liability company, and Ramaco Development, LLC;

12.Amendment to Schedule 5.19 (Material Business Agreements).  Schedule 5.19 is hereby amended by adding the following agreement:  Securities Purchase Agreement (including the exhibits and schedules thereto), dated as of August       , 2022, by and between Appleton Coal LLC, a Delaware limited liability company and Ramaco Development, LLC.

13.Amendment to Schedule 7.3 (Guarantees).  Schedule 7.3 is hereby amended by adding the following agreements: Parent Guarantee of Ramaco Resources, Inc., in favor of WPP, LLC and Guaranty of Ramaco Resources, Inc. in favor of Investec Bank, LLC.

14.Fees and Expenses.  Borrower shall reimburse Agent for all costs and expenses incurred in connection with this Amendment, including, without limitation, attorneys’ fees.

15.Conditions Precedent.  In addition to all of the other conditions and agreements set forth herein, the effectiveness of this Amendment is subject to the following conditions precedent (each of such documents and/or actions to be in form and substance acceptable to Agent in its sole discretion):

(a)Execution and delivery of this Amendment by all parties hereto;

(b)Agent and its counsel shall have received evidence of the consummation of the Permitted Maben Acquisition and shall have received and be satisfied with, in connection with the Permitted Maben Acquisition, (i) results of the due diligence investigation of the targets’ assets, including, without limitation, lien searches related thereto, (ii) each of the Permitted Maben Acquisition Documents requested by Agent or its counsel, each of which shall be in form and substance satisfactory to Agent and its counsel, and (iii) all financial, accounting and tax information requested by Agent; and

(c)Agent shall have received such other and further documentation as Agent may reasonably deem necessary or appropriate to accomplish the terms set forth herein.

16.Representations and Warranties.  Borrower hereby represents and warrants to Agent that (a) Borrower has the legal power and authority to execute and deliver this Amendment, (b) the officials executing this Amendment have been duly authorized to execute and deliver the same and bind Borrower with respect to the provisions hereof, (c) the execution and delivery hereof by Borrower and the performance and observance by Borrower of the provisions hereof do not violate or conflict with the organizational agreements of Borrower or any law applicable to Borrower or result in a breach of any provisions of or constitute a default under any Material Business Agreement or any other agreement, instrument or document binding upon or enforceable against Borrower, (d) this Amendment constitutes a valid and binding obligation upon Borrower in every respect except as limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar federal or state laws or judicial decisions relating to the rights of creditors, (e) no event or condition which has or could reasonably be expected to have a Material Adverse Effect as to Borrower has occurred from the Closing Date to the date hereof, and (f) no Default or Event of Default is outstanding under the Agreement.

17.Governing Law; Use of Terms Etc.  Except as previously amended or as herein specifically amended, directly or by reference, all of the terms and conditions set forth in the Agreement are confirmed and ratified, and shall remain as originally written.  This Amendment shall be construed in accordance with the laws of the State of Ohio, without regard to principles of conflict of laws.  The Agreement and all other Loan Documents shall remain in full force and effect in all respects as if the unpaid balance of the principal outstanding, together with interest accrued thereon, had originally been payable and secured as provided for therein, as amended from time to time and as modified by this Amendment.  Nothing herein shall affect or impair any rights and powers which Agent may have under the Agreement and any and all related Loan Documents.

18.No Set Offs Etc.  Borrower hereby declares that Borrower has no set offs, counterclaims, defenses or other causes of action against Agent arising out of the Agreement, any Loan Document or any related documents, and to the extent any such set offs, counterclaims, defenses or other causes of action may exist, whether known or unknown, such items are hereby waived by Borrower.

19.Confirmation of Security Interests.  Borrower confirms and agrees that all prior security interests and liens granted to Agent in all existing and future assets of Borrower remain unimpaired and in full force and effect and shall continue to cover and secure all Obligations.  Borrower further confirms and represents that all of the Collateral of Borrower remains free and clear of all liens other than those in favor of Agent or as otherwise permitted in the Agreement.  Nothing contained herein is intended to in any way impair or limit the validity, priority or extent of Agent’s security interest in and liens upon the collateral of Borrower.

20.Obligations Absolute.  Borrower covenants and agrees (a) to pay the balance of any principal, together with all accrued interest, as specified above in connection with any promissory note executed and evidencing any indebtedness incurred in connection with the Agreement, as modified by this Amendment pursuant to the terms set forth therein, and (b) to perform and observe covenants, agreements, stipulations and conditions on its part to be performed hereunder or under the Agreement and all other documents executed in connection herewith or thereof.

21.Release.  BORROWER HEREBY RELEASES, WAIVES AND FOREVER RELINQUISHES ALL CLAIMS, DEMANDS, OBLIGATIONS, LIABILITIES AND CAUSES OF ACTION OF WHATEVER KIND OR NATURE, WHETHER KNOWN OR UNKNOWN, INCLUDING ANY SO-CALLED “LENDER LIABILITY” CLAIMS OR DEFENSES WHICH IT HAS, MAY HAVE, OR MIGHT ASSERT NOW OR IN THE FUTURE AGAINST AGENT AND/OR ITS RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS, ACCOUNTANTS, CONSULTANTS, SUCCESSORS, AND ASSIGNS (INDIVIDUALLY, EACH A “RELEASEE” AND COLLECTIVELY, THE “RELEASEES”), DIRECTLY OR INDIRECTLY, ARISING OUT OF, BASED UPON, OR IN ANY MANNER CONNECTED WITH (A) ANY TRANSACTION, EVENT, CIRCUMSTANCE, ACTION, FAILURE TO ACT, OR OCCURRENCE OF ANY SORT OR TYPE, WHETHER KNOWN OR UNKNOWN, WHICH OCCURRED, EXISTED, OR WAS TAKEN OR PERMITTED PRIOR TO THE EXECUTION OF THIS AMENDMENT WITH RESPECT TO THE OBLIGATIONS, THE AGREEMENT, THE OTHER DOCUMENTS, OR THE ADMINISTRATION THEREOF, (B) ANY DISCUSSIONS, COMMITMENTS, NEGOTIATIONS, CONVERSATIONS, OR COMMUNICATIONS WITH RESPECT TO THE OBLIGATIONS PRIOR TO THE DATE HEREOF OR (C) ANY THING OR MATTER RELATED TO ANY OF THE FOREGOING PRIOR TO THE EXECUTION OF THIS AMENDMENT.  THE INCLUSION OF THIS PARAGRAPH IN THIS AMENDMENT AND THE EXECUTION OF THIS AMENDMENT BY AGENT DOES NOT CONSTITUTE AN ACKNOWLEDGMENT OR ADMISSION BY AGENT OF LIABILITY FOR ANY MATTER, OR A PRECEDENT UPON WHICH ANY LIABILITY MAY BE ASSERTED.

22.Non-Waiver.  This Amendment does not obligate Agent to agree to any other modification of the Agreement nor does it constitute a course of conduct or dealing on behalf of Agent or a waiver of any other rights or remedies of Agent.  No omission or delay by Agent in exercising any right or power under the Agreement, this Amendment or any related instruments, agreements or documents will impair such right or power or be construed to be a waiver of any Default or Event of Default or an acquiescence therein, and any single or partial exercise of any such right or power will not preclude other or further exercise thereof or the exercise of any other right, and no waiver will be valid unless in writing and then only to the extent specified.

23.Incorporation.  This Amendment is incorporated by reference into, and made part of, the Agreement which, except as expressly modified herein, remains in full force and effect in accordance with its terms.

24.No Modification.  No modification of this Amendment or of any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

25.Headings.  The headings of any section or paragraph of this Amendment are for convenience only and shall not be used to interpret any provision of this Amendment.

26.Successors and Assigns.  This Amendment will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

27.Severability.  The provisions of this Amendment are to be deemed severable, and the invalidity or unenforceability of any provision shall not affect or impair the remaining provisions which shall continue in full force and effect.

28.Counterparts, Electronic Signature.  This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Signature by facsimile, email or other electronic method shall have the same force and effect as an original signature hereto.

29.Jury Waiver.  THE PARTIES HERETO HEREBY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO THIS AMENDMENT, ANY OF THE LOAN DOCUMENTS, ANY DOCUMENT DELIVERED HEREUNDER OR IN CONNECTION HEREWITH, OR ANY TRANSACTION ARISING FROM OR CONNECTED TO ANY OF THE FOREGOING.  THE PARTIES REPRESENT THAT THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY GIVEN.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered on the date first set forth.

BORROWER:

RAMACO RESOURCES, INC.,
a Delaware corporation

By:
Name:	Randall W. Atkins
Title:	Chairman and Chief Executive Officer

RAMACO DEVELOPMENT, LLC,
a Delaware limited liability company

By:
Name:	Christopher L. Blanchard
Title:	President

RAM MINING, LLC,
a Delaware limited liability company

By:
Name:	Christopher L. Blanchard
Title:	President

RAMACO COAL SALES, LLC,
a Delaware limited liability company

By:
Name:	Jeremy R. Sussman
Title:	Vice President and Treasurer

RAMACO RESOURCES, LLC,
a Delaware limited liability company

By:
Name:	Christopher L. Blanchard
Title:	President

RAMACO RESOURCES LAND HOLDINGS, LLC,
a Delaware limited liability company

By:
Name:	Christopher L. Blanchard
Title:	President

AGENT:

KEYBANK NATIONAL ASSOCIATION,
a national banking association

By:
Name:	Timothy W. Kenealy
Title:	Vice President

Signature Page to Second Amendment to Amended and Restated Credit and Security Agreement